Exhibit 99.2

HEALTHTRONICS, INC.

Moderator: Sam Humphries

03/06/07/9:30 am CT

Confirmation #4532473

HEALTHTRONICS

Moderator: Sam Humphries

March 6, 2007

9:30 am CT

Operator:	Good day, ladies and gentlemen, and welcome to today’s HealthTronics Q4 2006 earnings announcement. Today’s call is being recorded.

This presentation contains forward-looking statements regarding HealthTronics, Incorporated, and its subsidiaries and the services they provide. Investors are cautioned that all such statements involve risk and uncertainties. Investors are cautioned not to place undue reliance on those forward-looking statements which speak only as of the date of this presentation.

HealthTronics undertakes no obligations to publicly revise these forward-looking statements. Please refer to our press release as well as our SEC filings for discussion of risks related to forward-looking statements.

At this time for opening remarks, I’d like to turn the program over to Mr. Sam Humphries, President and CEO. Please go ahead, sir.

Sam Humphries:	Thank you, operator and I would like to thank each of you for joining us on this call this morning as well.

HEALTHTRONICS, INC

Moderator: Sam Humphries

03/06/07/9:30 am CT

Confirmation #4532473

First I’d like to introduce Ross Goolsby, our new Vice President of Finance and CFO, along with Richard Rusk, our Chief Accounting Officer.

I’m going to ask Ross if he’d give just a little bit of his background. And then he will cover the financials for the fourth quarter as well as for the total year of 2006. After that I’d like to go into some detail about our strategy of how we’re going to drive growth and then open for questions.

Before I turn it over to Ross, I’d like to say that even though I think it’s a good policy – and it certainly is our policy – to provide guidance, I think it’s still a little premature at this point.

As you may know we’ve finished up a very significant restructuring project which was not only deep but it was decisive and was carried out in a pretty short period of time. As a result the financials for ’06 are certainly not pretty. And clearly there was a lot of additional noise in the fourth quarter.

But from my perspective and from our company’s perspective we’re putting all that behind us. And we have a clean runway as we look forward to ’07. And I think that’s one way that I could characterize how we’re looking forward to ’07 is that if you look above the surface and below the surface, you get two different kinds of pictures.

One is above the surface you’re not going to see a lot of difference in ’07, in ’06, but below the surface there’s quite a big difference. There are a lot of good things that are going on. And we’re building a very nice growth ramp that will kind of break the surface at the end of ’07 and certainly be very clear in ’08.

We’ve clearly turned the corner. And we’re very positive in (flexing point).

HEALTHTRONICS, INC.

Moderator: Sam Humphries

03/06/07/9:30 am CT

Confirmation #4532473

At this point, I’d like to turn it over to Ross Goolsby who will cover the financials for the fourth quarter as well as for the full year 2006. Ross?

Ross Goolsby:	Thank you, Sam, and good morning. With regards to my background, I was mostly recently the Chief Financial Officer of SigmaTel, an Austin-based analog intensive mixed signal semiconductor company. I was with SigmaTel for just over five years, both before and after its initial public offering.

Prior to SigmaTel I was the CFO and the Vice President and Controller of two Dallas-based distribution companies and prior to that, I was with the accounting firm of Ernst & Young.

Now let’s discuss the fourth quarter and annual results of HealthTronics. As is our practice, we’ve included as an attachment to the press release yesterday certain detailed supplemental financial tables and schedules that provide segment data and earnings data for the results of operations through December 31, 2006.

Total revenues from continuing operations for the fourth quarter 2006 were $33.4 million compared to $38.2 million in the fourth quarter of 2005. Urology services division revenues were $30.3 million in the quarter, down nine percent from the $33.4 million reported in the fourth quarter of 2005.

This decrease was due to a decrease in lithotripsy procedures of approximately 11 percent quarter over quarter. The rate per lithotripsy procedure remained consistent with the fourth quarter of 2005. And revenues from our green light and RevoLix laser product lines were up 24 percent compared to the same period in 2005.

Our medical products division, which includes our ClariPath Lab operations, has a significant amount of sales to our urology services division. These interdivision sales are eliminated under GAAP. However it is meaningful to review this segment’s performance prior to these elimination’s.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

03/06/07/9:30 am CT

Confirmation #4532473

Revenues prior to the elimination’s were $5.3 million for the fourth quarter of 2006 compared to $5.8 million for the same period in 2005. This decrease was primarily due to two less lithotripters being sold in the fourth quarter of 2006.

Medical products division revenues on a GAAP basis were $3 million in the quarter.

On the cost side, our salaries, wages, and benefits for the fourth quarter of 2006 increased $2 million as compared to 2005. This increase relates primarily to $700,000 of severance costs paid to departing employees as well as $940,000 of non-cash stock based compensation expense recorded in the fourth quarter under FAS 123R.

Other costs of service increased approximately $1.8 million primarily related to gains on the sale of assets of $1.3 million during the fourth quarter of 2005 which unusually reduced the 2005 costs.

Our manufacturing costs decreased approximately $1 million due to lower sales.

During the fourth quarter of 2006, we completed our annual goodwill impairment testing and analysis. As a result of this analysis we have recorded a non-cash impairment charge of $20.6 million during the quarter.

Also during the fourth quarter of 2006, we sold our cryosurgery operations and entered into a plan to sell our Rocky Mountain Prostate operations. As a result of these two disposals, we recognized a non-cash charge totaling $8 million in the fourth quarter which primarily relates to the write-off of goodwill allocated to these two businesses.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

03/06/07/9:30 am CT

Confirmation #4532473

The charges related to these businesses, as well as costs associated with HIFU business we have discontinued are reflected in discontinued operations in our financial statements.

In addition to the $20.6 million goodwill impairment charge, there were costs associated with restructuring that totaled $1 million in non-cash stock based compensation expense from FAS 123R of $940,000.

Excluding these either one-time or non-cash charges, the adjusted EBITDA for the fourth quarter would have been $2.7 million, or eight percent of revenues. This compares to an adjusted EBITDA in the fourth quarter of 2005 of $5.7 million, or 15 percent of revenues.

Our GAAP loss per share for continuing operations for the quarter was 51 cents compared to earnings of six cents per share in the fourth quarter of 2005.

Now our annual results. Total revenues from continuing operations for the year ended December 31, 2006, were $142.9 million compared to $152.3 million for the year ended December 31, 2005.

Urology services division revenues were $123.3 million for the year, down eight percent from the $133.4 million reported in 2005. This decrease was primarily due to a decrease in lithotripsy procedures year over year.

Medical products division revenues were $19.1 million for the year, up five percent from the $18.2 million reported in 2005.

Our total costs for the year increased from $86.3 million in 2005 to $120.2 million in 2006. The 2006 costs include one-time charges as a result of the restructuring, totaling $4.2 million and non-cash charge for goodwill impairment of $20.6 million and non-cash stock based compensation expense under FAS 123R of $1.6 million.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

03/06/07/9:30 am CT

Confirmation #4532473

These charges are outlined for you in our press release.

Excluding these one-time or non-cash charges, our adjusted EBITDA for the year would have been $17.9 million compared to $30 million in the 2005. Our GAAP loss per share from continuing operations for the year was 47 cents compared to earnings of 31 cents per share in 2005.

Our GAAP EPS on a diluted basis was 25 cents per share for the year compared to 27 cents per share in 2005. This includes 72 cents per share from discontinuing operations driven by the gain on the sale of our specialty vehicles division.

At December 31, our balance sheet position was strong with cash on hand exceeding our long-term debt by approximately $16.5 million. Our networking capital was approximately $42 million, and we had no monies drawn on our $50 million revolving line of credit.

This solid financial condition and available leverage positions HealthTronics pursue strategic opportunities and initiatives.

And now, I’ll turn it back over to Sam to discuss our strategic plan for 2007 and future years. Sam?

Sam Humphries:	Thanks, Ross. I might add one of the things that I liked about Ross’s background. As he mentioned, he came from the semiconductor industry and that’s an industry that is not only driven by technology but moves at a very fast pace. And it’s very, very important to have a clear attention to detail, especially in cost and internal operations.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

03/06/07/9:30 am CT

Confirmation #4532473

As many of you know, I spent most of my career on the operating side but – especially in medical technology and focusing on urology specifically. But I did spend a few years on your side of the table as a partner of my own venture capital firm. And when it’s your own money you’re certainly less patient. You ask tougher questions and you expect better and more thorough answers.

Two questions that are always at the top of my list are one is how are you going to drive growth, and the other is how do you make money. First, let’s talk a little bit about our key general strategies.

The first is that we believe that we can drive growth and profitability in our core lithotripsy partner business. We also believe that we can leverage the power of our business relationships with over one third of the urologists in the U.S.

And this is a two-way leverage because – and because of the partnership we can all deliver better patient care, improve practice economics, and have much faster adoption rate of new technologies that we want to bring into the pipeline.

We also want to emphasize that we’re no longer just a lithotripsy company. We are a premier urology company. And anything that a urologist does could be in our strategic path.

At this point, we have 62 partnerships in 47 states. We have 130 installed lithotripsy units. We have over 3,000 physicians that used HealthTronics managed devices in ’06. And we have almost an unlimited access to technology.

So as we also bring value added products, value added services and benefits, and it’s clear that within our partnership framework we are viewed as a trusted advisor to our urologist partners.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

03/06/07/9:30 am CT

Confirmation #4532473

So back to the two key questions is how are we going to drive growth and how are we going to make money.

First of all, I’d like to talk about our urology service segment. And we will drive growth and profitability in three ways. One is within our existing partnerships. Two is with new partnerships and new partnership models. And three is a market consolidation.

And first within the existing partnerships, as I mentioned before we have unlimited access to new technology to bring into our partnerships and bringing in new technology into our pipeline is a very high priority for us.

We’ve also developed a number of value added management tools, a detailed management of our utilization which helps to drive margins. We’ve developed not only a marketing department from scratch in the last few months but have developed some, I think, some very strong marketing tools to use with our partnerships.

And it’s very important to us going forward that we be either the low-cost provider or a very low-cost provider.

Another area is to clearly emphasize driving procedural volumes. And some of the programs that we have – I’m talking about, you know, driving the growth in our existing partnerships – are soft but they’re critical, and they’re just as important.

Others are very hard hitting and aggressive. And one of the areas, just as an example, in driving procedural volume, if you look at ESWL or an extracorporeal shock wave lithotripsy as compared to a ureteroscopy, which is intracorporeal, the extracorporeal is – the growth rate is flat. With intracorporeal or ureteroscopy it’s growing somewhere between eight and 12 percent a year.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

03/06/07/9:30 am CT

Confirmation #4532473

But if you – if you look at the comparison of the two procedures, extracorporeal on long term outcomes is equal or better – and as a matter of fact some of the most recent studies show that you do get better outcomes. There’s less risk with extracorporeal, less risk to the patient, fewer long term complications. It clearly takes less time. And something that most of the urologists are surprised at is that the reimbursement is better on extracorporeal versus ureteroscopies.

So we’ve developed a pretty hard hitting program. And this is just an example of one of our programs, direct marketing programs, to communicate with our partnerships that not only do have better patient outcomes, better clinical outcomes, but it also takes less time, there’s less risk, and you make more money if you do extracorporeal procedures versus ureteroscopies.

And if we look at the – some of the averages on our partnerships we average 25 doctors per partnership. We average about 25 percent ownership. And the average reimbursement is about $2,000 per procedure.

So if through this direct marketing campaign and communication campaign, if we can move one less ureteroscopy per month into one more lithotripsy procedure per month that could mean as much as $120,000 per partnership per year for HealthTronics distributions or a little bit more than $7 million a year in adjusted EBITDA.

So that is significant and certainly can’t happen overnight. But it is something that’s clearly a very hard hitting program and project that we can use to drive the number of procedures.

The second area that we’ll look at in our lithotripsy partnership models is actually developing new partnerships and new models. We’ll develop new partnerships where it’s appropriate and it makes sense. But we’ll also go after competitive partnerships.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

03/06/07/9:30 am CT

Confirmation #4532473

And we’re going to do this in a very well thought out and a very aggressive way because we have a better product. We have better value, and we have better practice economics.

We’re also going to drive that with technology which may dictate slight variations on our current partnership models, our totally new models. And that’s clearly evident with our RevoLix laser technology. And also IMRT and IGRT will clearly be in our strategic path.

The third area and the third way that we’re going to drive growth in lithotripsy partners is as you know at this point we have 35 percent market share. And so there’s plenty of room for market consolidation.

And we are going to be very aggressive but disciplined in how we look at potential acquisition candidates.

One good example is an announcement that we made a week or so ago that we had signed a definitive agreement with Keystone Mobile Partners to acquire 35 percent interest, which is a combination of general partner interest as well as limited partner interest.

And I think this – you know, Keystone is a very solid company. They really focus in Philadelphia or eastern Pennsylvania area. And I think it’s a great combination that will benefit Keystone as well HealthTronics.

I’d now like to take a look at medical products and talk about how we’re going to drive growth there. First of all on medical products, we have 190 HealthTronics lithotripters, 285 lithotripters under maintenance which is a combination of HealthTronics and our competitors.

There are 22 RevoLix lasers now in the market. And our pathology lab is growing at about 10 to 15 percent on a month-over-month growth rate.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

03/06/07/9:30 am CT

Confirmation #4532473

The medical products division will include – and does include – some of the highest growth segments in urology. It’ll be the main conduit for a new technology. And we’ll take a look at the different models there, whether it’s through exclusive distribution or through manufacturing.

A couple of good examples of that is with our RevoLix laser. And we have an exclusive distribution agreement with Lisa Laser where we just recently announced that we signed a new agreement which will extend the life of the agreement and also give us exclusive access to any new technology that is developed.

And the scientists and engineers at Lisa Laser we believe are working on some of the best technology that will be available in the future. A good example of HealthTronics manufacturing equipment is with our lithotripsy, the Litho Diamond Ultra.

So it’s really a matter of economics, you know, what makes the most sense. If it does we’ll do an exclusive distribution. If it’s for manufacturing we’ll do that as well.

On the service side, ClariPath pathology laboratory is something that’s showing some very nice and encouraging growth. And our maintenance service area is also an area of focus.

So within our medical products division – back to the key two questions – is how are we going to drive growth and how are we going to make money. We’re going to drive growth and profitability in medical products in three ways.

One is through innovative technology. Two is through service and consumables. And three is with our ClariPath pathology lab.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

03/06/07/9:30 am CT

Confirmation #4532473

If we look first at innovative technology, we recently introduced our newest lithotripter, the Litho Diamond Ultra. And it truly is some of the most significant changes in technology in lithotripsy in recent memory.

And that includes not only a great deal of flexibility and moveability of the shock heads but we have a dual shock source, interchangeable shock heads, which could be either electromechanical or electrohydraulic.

We’ve also expanded, as I mentioned before, in our laser market penetration the technology there is clearly leading edge technology. There are some very, very clear clinical advantages as well as physician and practice economics.

And I touched on earlier the opportunity in IMRT and IGRT, and that’s clearly in our strategic path even though we’re not at a point where we’re able to elaborate. And – but as we go forward in the future we’ll give more details there.

Also in medical products, the service area, we are expanding our service maintenance and service offering. We are the only organization – nationwide organization – that services both competitive install base and in-house install base. We believe that we are the low-cost provider. And we’ll be aggressively going after business there.

The service business for most medical technology companies is a pretty high margin business. So we’re looking forward to nice growth there.

The other area is expanding the reach of our pathology laboratory, ClariPath. And in the past it’s been a tissue pathology primarily for prostate. But we are expanding into some clinical lab areas, such as PSI and urine and perhaps some others.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

03/06/07/9:30 am CT

Confirmation #4532473

And as I mentioned before, it’s growing at about 10 to 15 percent month over month. And we’re projecting and doubling the size of the lab within the next six months.

So in summary, I’d like to just emphasize that again that the restructuring is behind us. We’re looking forward. We have very clear strategies to drive growth. We’ve made a lot of progress with the rebuilding of our relationships with our urologist partners.

We’ve developed some very effective communication programs with our partners and management tools to help both of us on both sides of the equation to manage the business.

While a number of procedures are not yet growing, as I mentioned before we’ve stabilized the decline and we have some very clear, you know, hard driving strategies to turn that around and start to grow again.

New business opportunities are in the pipeline. And we’re going to use that and leverage our relationships with our urologist partners. We have a very strong balance sheet. And I think we have one of the strongest management teams in the business and with the addition of Ross now that our management team is complete and in place.

So we’re clearly at the inflection point of our turnaround. And we’re all very excited here and looking forward to a great 2007 and some especially nice growth in 2008.

So at this point, I’ll open it up for questions for either me or Ross. Operator?

Operator:	Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, please press star followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, star one if you would like ask a question. We’ll pause for just a moment.

HEALTHTRONICS, INC

Moderator: Sam Humphries

03/06/07/9:30 am CT

Confirmation #4532473

And our first question today will come from Mitra Ramgopal with Sidoti and Company.

Mitra Ramgopal:	Guys, just a few questions. First starting off you did put out the release last night regarding the RevoLix agreement. If you could just give a sense like, you know, what do you see as the potential for RevoLix and of course how do you expect to ramp it in terms of, you know, beefing up your sales force, et cetera?

Sam Humphries:	Sure, Mitra. Yes, we have talked about it before that in the past the agreement that we had was set to expire in about a year. And the new agreement really focuses on several things.

One is it extends the agreement to five years. We have exclusive rights to any new technology that’s developed. We have the first right of refusal in the case of an acquisition. We were able to negotiate a little bit better cost.

So it’s a very strong relationship that we have with Lisa Laser. And a lot of that the emphasis for extending the agreement has been based on the acceptance in the marketplace. And the acceptance has been quite good.

And about, oh, I’d say around nine months or so from the time we launched it into the end of the year we placed 22 units. And as we look at the technology there are some very, very clear clinical and technology advantages.

You know, one is that if we – if we look at how a urologist really does cut into a procedure and the motion that they use, this is a forward-firing laser so you can use the same type of motion versus a side-firing laser.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

03/06/07/9:30 am CT

Confirmation #4532473

It’s also a continuous firing so you get much better control around the margins. You can either vaporize the tissue or you can cut the tissue. And there’s some very strong economics related to the fiber.

So we again are – as we look at that market and some of the things I’ve talked about earlier, how, you know, the very specific areas that we’re going to drive growth, that’s clearly one of them.

It’s a market that’s growing pretty rapidly the prostate procedures – and of course this is a non-cancerous prostate – is also growing very rapidly, almost 12 percent a year.

So it’s a big market. It’s actually larger than the stone market. It’s growing rapidly. The margins are good. And we have what we think is one of the best laser technologies in the business.

Mitra Ramgopal:	OK. Thanks. And again, switching gears a little to, you know, ClariPath, again that continues to do well. If you could just give us a sense of, you know, your expectations for that in terms of, you know, now having it for a year and looking out ’07 and beyond, what we should sort of expect from that.

Sam Humphries:	Yes. With ClariPath in previous calls I basically said that it’s a model that we’re watching closely. We’ve applied a, I think, a very clear strategy to grow that business in the last half but especially the last quarter. And the trend is extending into ’07.

We’ve started to see, you know, 10 to 15 percent month-over-month changes, increase in procedures and tests. And we’ve added some sales people. We’ve added some marketing. And in about, well, some time in the first half we’ll actually double the size of the facility that we have.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

03/06/07/9:30 am CT

Confirmation #4532473

And it’s clearly at a point where it’s break even. We will make additional investments to grow that business. And then we’ll get to kind of the next plateau. And based on the success of this last stage, we may add other facilities as well.

So we – it’s an area that again where we can drive growth. It’s a rapidly growing area. And it clearly ties in with our relationship with a large number of urologists.

Mitra Ramgopal:	Thanks. And when do you expect the Keystone acquisition to close?
Sam Humphries:	Well it’s – I don’t want to predict a date. There are a number of things that we still have to do. And, you know, one of them is to meet with many of the partners and a number of other things. But as we sign the definitive agreement, once we sign that then we were, you know, required to file an 8-K. And normally we would – we’d prefer to take it to the point all the way to close before we announce it.

But, you know, there are a number of things related to, you know, the physician partners and the communication programs and, you know, tying up some loose ends. So it shouldn’t be too long.

Mitra Ramgopal:	OK. Given the flexibility you have on the balance sheet now should we sort of look for more acquisitions, more investment in technology as you’ve mentioned like, you know, IGRT, et cetera? And then just, you know, expanding the – your partnerships?

Sam Humphries:	Yes, certainly in all of that. But one of the things that we in the last 10 months and with the, you know, strong new management team that we have in place is we clearly understand our business much better than we did back in the late spring.

And as we look at some of the opportunities for consolidation or acquisition, some of them, you know, frankly aren’t very good opportunities for us. They aren’t run well. The margins aren’t all that great in some cases. In others the market value – perception of the market value – is much too high.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

03/06/07/9:30 am CT

Confirmation #4532473

So we’re going to be – we’re going to be disciplined and diligent. But we’re going to be aggressive. And in areas where it makes sense then we’re going to be very decisive.

There are some – also our other types of partnerships, structures that we’re looking at. And basically our partnership structure hasn’t changed much even though the market has changed.

So as we’re looking at different partnership structures related to RevoLix laser, as an example, that can be either part of a lithotripsy partnership but for the most part they’re separate partnerships that many of the partnerships or many of the partners within the partnership can break out and form a second partnership in our different structure.

And that’s true and will be true as we look at bringing in new technologies, whether it’s IGRT or other technologies. But we’re really focused on the things that are urologist does. And if it’s an area that we can leverage our relationships and leverage the number of physicians that we have in our partnerships, if we can leverage that new technology and make money at it then we’ll do it and be very aggressive.

Mitra Ramgopal:	OK. Thanks. I’ll get back in the queue.

Sam Humphries:	Thanks, Mitra.

Operator:	And next we’ll move on to David MacDonald with SunTrust.

David MacDonald:	Good morning, guys.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

03/06/07/9:30 am CT

Confirmation #4532473

Male:	David.
David MacDonald:	Sam, can you talk a little bit about the litho volumes. And I know that you guys are working on potentially restructuring some of the partnerships so you get a little bit more equity into some of the business drivers.

You know, where are we on that, on that initiative? And, you know, by the end of 2000 would you hope to have the litho volumes back to break even?

Sam Humphries:	Yes. Thanks, David. As far as the procedural volumes are concerned, around July or so of ’06 the procedure volumes were declining around 11 to 12 percent. And that decline was increasing.

And at this point, especially as we look at the fourth quarter, the decline has clearly stabilized. And those kind of things aren’t going to happen overnight. But I think it’s clear that the bottom is behind us in terms of the declining in number of procedures.

And that’s one of the things that we’re looking forward to in ’07 is to get that stabilized as flat. And then through some of the programs that I had mentioned – I should just mention one or two but there’s several we have in the mix that will help us drive the procedural volume.

As far as the partnership models are concerned and our percentage of the equity, the, you know, average percentage is around 20 percent. And the average life of a partnership is typically seven to 10 years.

So we have a large number of partnerships that still have a ways to go before sunsetting. And as we look at the relationships that we have with the physicians, as you remember again back in mid year, July or so, that was kind of an alarming issue, at least to me and to many people here is that that relationship wasn’t very good.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

03/06/07/9:30 am CT

Confirmation #4532473

And it was getting worse. And I will say at this point, you know, we clearly bottomed out there as well in the fourth quarter. And especially as you look at December and January and February our relationships are for the most part very good and in many cases where they were very fragile are now very, very strong.

So a number of the programs that we’ve put in place to visit with our partnerships, to be face to face discussions and those kind of things, it really paid off. So I think our relationships are much, much stronger.

As we develop new partnerships I think the – the probability of, you know, first of all the number of totally new litho partnerships will actually depend on some sunsetting provisions. And there could be some markets where we’ll – we can develop entirely new partnerships. But there’s not a lot of opportunity there between the number of partnerships we have and some of our competitors have.

So in any case where it makes sense and we can, we’ll do that. But we also, you know, within the partnerships want to drive that procedural volume.

David MacDonald:	And Sam, I guess just a follow up on that, you know, within some of your existing book of business, I’ve got to imagine you’ve got some partnerships where maybe one of the partners who owns a significant chunk of the equity, is a little bit older, maybe not working as many hours a week. And you’ve got, you know, a couple of up and comers in that practice who do not participate in the economics to the same degree.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

03/06/07/9:30 am CT

Confirmation #4532473

Sam Humphries:	Well in some cases that’s very true. And we’ve been able to do that. And in every case where that exists we’re making an attempt to do that.

But it’s a slow process. And many of these guys who are – whose practice has declined or actually may be in kind of semi retirement, a lot of those guys are the founders of the partnership.

So it takes some diplomatic discussions and some arm wrestling to get that done. But I think overall and the picture that we try to paint for the partnership that if we don’t do that and then bring in new blood then the overall volume and then the health of the partnership will decline. And they’ll eventually lose their high volume partners and, you know, the success of the partnership would be in question.

So and while that’s a long range type of decline it’s one that we’re trying to communicate and use that to type – to try to arm wrestle some of these guys to get out and bring in the new ones.

David MacDonald:	OK. On the equipping utilization front, is that more of a routing and a scheduling issue in terms of, you know, improving the efficiency there? Or is there some other things that you can do on the equipment utilization side?

Sam Humphries:	Well it is primarily on scheduling, and especially with mobile lithotripter units. If you make a day run somewhere and you have one patient and then you come back, if we can work – and we are working with partnerships to try to get that schedule to be maybe two patients or three patients – and the incremental cost there is quite low. So that helps to, you know, drive the margins.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

03/06/07/9:30 am CT

Confirmation #4532473

And that’s, you know – but again that’s not something that can happen overnight but is just a matter of awareness and continued communication.

I think another area is that we have really centralized a lot of the administrative functions, the billing and collections, some of the tax work, as well as some of the scheduling. And we have started to move as much as we can those functions to headquarters.

And we can get some leverage in economies of scale there as well.

David MacDonald:	OK. A couple of last questions, on the Rocky Mountain sale in terms of the dollars that you would expect for that, is that anything material or is it just kind of more selling of prostate book of business that’s not doing a whole lot? And then I had one last follow up.

Sam Humphries:	Yes, it’s certainly the latter. That’s the TUMT business. And that’s one of the businesses that we looked at as part of the restructuring and said that if we – if we can’t grow it and we can’t make money then we should be out of the business.

And so under certain circumstances, perhaps regional ownership can make money. And the, you know, growth may not be all that important. So it’s just something that’s certainly not going to be material. But it is a business that we, you know, eventually want to sell.

We don’t want to shut it down because there are a number of our current partners and physicians that use it. So we don’t want to just leave them hanging. So we’ll, you know, we’re in discussion now with a potential buyer. So it looks promising.

David MacDonald:	OK. And then last question, I know you probably can’t give a lot of detail here but IMRT, is that something that we should expect you guys to be in at some point in 2007?

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Moderator: Sam Humphries

03/06/07/9:30 am CT

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Sam Humphries:	Most probably. And what we’re seeing is that a large number of our urology partners have come to us and said that they intend to be in that business. The patient treatment, the outcomes, are much better. The economics are better.

The urologist typically controls the patient up to the point that they hand it over to the radiation therapist and then have to deal with the patient when they get back but don’t participate in some of the economics there.

So they’ve asked us to work with them to put together a partnership structure that will work and a number of other things that will be a part of that plan. And we’re, you know, we’re responding to that.

It’s something that is clearly in our strategic path. It’s an area that we have experience with. The relationships are strong. So it’s a business that we’re, you know, frankly still sorting through to make sure that we have not overlooked anything but it shows great promise for us.

David MacDonald:	OK. And then Sam, I guess in that vein should we expect, you know, 12 to 18 months from now you’ll have a handful of radiation oncologists also, you know, under the roof? Or, you know, how would that work?

Sam Humphries:	I’m not sure I understand your question. You mentioned radiation oncologists.

David MacDonald:	Well, I mean, if you, you know, you think about IMRT, would the urologists actually be doing those procedures? Or, you know, would you joint venture up with someone? Or is that more detail than you’re interested in kind of getting into at this point?

Sam Humphries:	Well it – you’re right, it has to be a combination. But the exact structure that we’re discussing is a little premature at this point, David.

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Moderator: Sam Humphries

03/06/07/9:30 am CT

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David MacDonald:	OK. Thanks very much, guys.
Sam Humphries:	You bet. Thank you.

Operator:	And next we’ll move on to Sean McMahon with Kennedy Capital.

Sean McMahon:	Sam, thanks for all the details. I just had one question. Can you help me understand what’s driving the growth in ClariPath? You know, you talk about, you know, the old (manager) didn’t really grow this business. You guys are talking about doubling it in six months. Can you just kind of give me a little more detail on that asset?

Sam Humphries:	Sure. I think there’s two things. One is related to technology. The other is related to just good old sales and marketing.

On the technology side, we have a technology where you can start preparing the sample sooner. It can be overnighted. And you can have your results on a routine basis of 24 hours. And you can even do some Internet discussion of some of the slides if you wanted to look at them.

Another area is a proprietary barcoding type of technology which eliminates a lot of the errors and a lot of the mix up that you see in the lab business.

And the third is a staining technology, and this is a triple staining technology. And typically you look at a sample. You try to distinguish between, you know, malignant and non-malignant cells and it’s difficult.

So you apply certain stains and certain cells will absorb those stains and give you much better clarity. So rather than a single or a double it’s a triple staining technology.

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Moderator: Sam Humphries

03/06/07/9:30 am CT

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On the sales and marketing side, it again it’s just some good old blocking and tackling. We do have an edge in working with our urology partners and part of our litho partnerships. But it’s just that. It’s an edge and an awareness and an open door and an open mind.

But we’ve got to sell it. You know, we have to have sales people coming in talking about the service, being able to support it, being there to answer questions. And there’s not any technology or business that I’ve ever been in that – where the product sells itself.

So in June or July or so, we added one sales person. Within about 30 days there was a little uptick in the number of samples. And we added a second and about 30 days later another uptick. And so we’re in the – have added a third and in the process we’ll add a fourth. And we’ll keep doing that as long as it drives the number of procedures.

Sean McMahon:	Are these all in, you know, at your practices or are they branching out? I mean...
Sam Humphries:	They're branching our.
Sean McMahon:	OK.
Sam Humphries:	A lot of the – and I can’t remember the number of totally new customers in December and January. But a lot of those were non-partnership customers.

And it’s one that, you know, as we – and we look at first of all the mix. And I believe the number of new customers in December was 16. And it’s the mix of first-time users and then repeat users. And then the repeat users of getting the, you know, the number of procedures to continue to increase.

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Moderator: Sam Humphries

03/06/07/9:30 am CT

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So, you know, we’re in the process now of adding additional space. And before the end of the half we should be – we should be doubling the size of our space there.
Sean McMahon:	OK. Great. Thank you very much.
Sam Humphries:	Thank you, Sean.
Operator:	And next we’ll move on to Craig Pieringer with Wells Capital Management.
Craig Pieringer:	Good morning. Can you remind us of the cost of the (Bane) consultancy engagement?
Sam Humphries:	Yes, it was about 1.4. And then in addition to that there were some others that brought the total to about 1.8. And I look at the (Bane) study. And one of the things that I think was a real help to me personally is coming in new to the company and looking at a number of things that did not appear right. And some of these things you need to attack very aggressively.

And to have a third party perspective that supports that, you know, helped us all move much, much faster. And a lot of this restructuring that we’re talking about, we didn’t really start it until July. And it was finished by the end of December.

So it was – it was a help not only to confirm some of the things that needed to be done but also, you know, they were able to dig pretty deep inside and outside and give us a number of line items of areas that we, you know, perhaps would have missed or delayed.

Craig Pieringer:	Can you give us some of those bullet points of their findings? Or are they part and parcel of your strategy comments of previous?

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Moderator: Sam Humphries

03/06/07/9:30 am CT

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Sam Humphries:	Well they are part of the strategy comments. But some of them I can just give you kind of an overview of the combination of my observations, some of our senior management observations, as well as (Bane) is that, you know, we looked at several areas within our just general operation and looked at the number of people that we had as well as looking at some operations that didn’t seem to make sense.

For example, our European operation, which was both sales and marketing, administrative and manufacturing, that didn’t seem to make sense. We closed it down. You know, it’s unfortunate but we closed it down very, very quickly.

A number of other areas that resulted in about 19 to 20 percent reduction in people. And improving our systems, improving the way that we do business, as well as taking a look at the number of product lines, earlier I mentioned to TUMT, I mentioned the cryo, I mentioned our diagnostic tables and several other product lines that, you know, we just totally shut down or sold.

And you look at all of that and it helps us to kind of clear the decks in terms of cost in our infrastructure so that – and what we tried to do was cut the costs lower than our target because in some areas of opportunity we’re going to be adding cost.

So we want a lot of these things to – the cost in terms of percentage savings to, you know, survive more than just a few months.

Craig Pieringer:	(Corrective). And switching back to the discussion of IMRT, IGRT, and you speak about better outcomes and wanting to control the patient and Dave MacDonald brought up the question about a radiation oncologist.

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Moderator: Sam Humphries

03/06/07/9:30 am CT

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HIFU seemed to do all that with the good outcomes, the five-year track record. Yet you – and control the patient and negate the need for a radiation oncologist. Yet you chose to abandon that effort.

Can you give me some of your rational?

Sam Humphries:	Well I, you know, we’re still in discussions with EDAP. And I’m not able to give you a lot of detail there. I think, you know, one thing that is clear and it was an issue, if you look at the patient treatment protocol in Europe and outside the U.S. versus the FDA dictated protocol in the patient selection or patient exclusion protocol, it was quite a bit of difference there.

And it’s one that we, you know, we think, you know, perhaps in Europe that technology will be quite good. It’s also a possibility that, you know, as they continue to work with the FDA they may get that to change.

But in the final analysis, you know, we will take a look, whether it’s two years or whether it’s four years down the road at the technology. That is the most effective technology at the time. And that’s what we’ll use in our partnership models.

And if you look at IGRT, the basic IMRT technology with on-board image guidance, you’re able to get a much better defined exposure to radiation. And you have an immediate square wave, almost a square wave drop off in radiation exposure.

With this new technology that will give the radiation oncologist a lot more control as it relates to collateral damage. The distance between the prostate and the GI tract is about the distance or the thickness of two pieces of paper.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

03/06/07/9:30 am CT

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And if you have a collateral radiation exposure in the GI area when you’re trying to treat the prostate you’ve got problems that far exceed the problems that you may have with the prostate.

And so this technology has progressed very rapidly in getting very tight, discriminate, three-dimensional targeting of very, very small tumors. That can be very, very effective. The complications are a lot less. The discomfort of the patient is a lot less.

And it’s – I think it’s a very promising technology. But, you know, having said that, you know, HIFU and the path that they’re on could very well be successful also.

Craig Pieringer:	And it sounds like you’re on the hunt for an actual IMRT/IGRT equipment company. Is that accurate?
Sam Humphries:	That's true.

Craig Pieringer:	And we might see that before the end of the year according to your answer to Dave MacDonald’s question.
Sam Humphries:	Yes. I would expect so.

Craig Pieringer:	Ok. Thank you.
Sam Humphries:	You bet.

Operator:	And as a reminder if you would like to ask a question, please press star one at this time. And Mr. Humphries, there are no further questions. I will turn the call back over to you for any additional or closing remarks.

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Moderator: Sam Humphries

03/06/07/9:30 am CT

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Sam Humphries:	Great. Again, I want to thank each of you for your time and participating in the call today. And thank Ross and Richard for being here as well.

And we actually, you know, as we look forward to ’07, we have a very high level of confidence in doing some of the things in ’07 in terms of rebuilding our core business, developing new business structure, new business opportunities.

And both of these it’s clear to us – and again we have a very high confidence – that it will build a growth ramp that’ll be apparent in the latter part of ’07 and very clear in ’08. We’ve made just a ton of progress in ’06. And we’re off to a good start in ’07.

And look forward to talking with each of you again next quarter.

Operator:	And that will conclude today’s call. We thank you for your participation.
Sam Humphries:	Thank you.

END